EXHIBIT 99.1

For Immediate Release: July 24, 2018 For more information: Nelson Switzer +1 (450) 951-8555 publicaffairs@loopindustries.com

Loop Industries helps make Gatorade Gx packaging more sustainable

Loop Industries help Gatorade Gx consumers recover and upcycle plastic

Terrebonne, Quebec--July 24, 2018 – Loop Industries, Inc. (Nasdaq:LOOP) today announced a free new program that allows consumers of Gatorade, a subsidiary of PepsiCo (Nasdaq:PEP; NYSE:PEP) to return and upcycle used Gatorade Gx pods into products of greater value using Loop’s upcycling technology.

Gatorade Gx is a sports fuel customization platform that will change the way athletes hydrate and fuel now and into the future. The Gx platform combines science-backed products with newly designed formula pods and customized squeeze bottles.

“Loop is very pleased to help consumers of Gatorade Gx upcycle their used pods,” said Nelson Switzer, Chief Growth Officer, Loop Industries. “The Gx system already significantly reduces the amount of packaging needed to deliver this customizable hydration system – and when consumers choose the free return pod program, Gatorade Gx becomes an even more sustainable beverage.”

When consumers order their Gx bottle and pods on Gatorade.com, they can elect to receive the free Gx/Loop mail-back pouch. Consumers need simply drop their used pods into the pouch, seal it once full and drop it in the mailbox. The pre-paid pouch is sent to Loop’s facility where the PET segments of each pod are deconstructed into its base monomers, purified and upcycled into new virgin quality food-grade PET.

About Loop Industries, Inc.

Loop’s mission is to accelerate the world’s shift toward sustainable plastic and away from our dependence on fossil fuels. Loop has created a revolutionary technology poised to disrupt the plastics industry. This ground-breaking technology decouples plastic from fossil fuels by depolymerizing waste polyester plastic to its base building blocks (monomers). The monomers are then repolymerized to create virgin-quality polyester plastic that meets FDA requirements for use in food-grade packaging. Loop™ branded polyester resin allows consumer goods companies to meet and exceed their stated sustainability goals and circular ambitions. For more information, please visit www.loopindustries.com.

About Gatorade

The Gatorade Company, a division of PepsiCo (NYSE: PEP), provides sports performance innovations designed to meet the needs of athletes at all competitive levels and across a broad range of sports. Backed by more than a 50 year history of studying the best athletes in the world and grounded in years of hydration and sports nutrition research at the Gatorade Sports Science Institute, Gatorade provides scientifically formulated products to meet the sports fueling needs of athletes in all phases of athletic activity. For more information and a full list of products, please visit www.gatorade.com.

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